As filed with the Securities and Exchange Commission on May 11, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

IMMUNOME, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	77-0694340
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

665 Stockton Drive, Suite 300

Exton, Pennsylvania 19341

(610) 321-3700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Purnanand D. Sarma, Ph.D.
President and Chief Executive Officer
Immunome, Inc.
665 Stockton Drive, Suite 300
Exton, PA 19341
(610) 321-3700

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:
Sandra G. Stoneman Chief Legal Officer and General Counsel Immunome, Inc. 665 Stockton Drive, Suite 300 Exton, PA 19341 (610) 321-3700	Kenneth R. Koch, Esq. Daniel A. Bagliebter, Esq. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. 666 Third Avenue New York, NY 10017 (212) 935-3000

Approximate date of commencement of proposed sale to the public:

From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registrations statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registrations statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common stock, par value $0.0001 per share	2,535,196	$20.68	$52,427,853.30	$5,719.88

(1)	Represents shares of common stock offered for resale by selling stockholders and includes (i) 1,110,635 shares of the Registrant’s outstanding common stock, which includes 110,635 shares of the Registrant’s common stock previously issued upon exercise of Series A warrants to purchase shares of the Registrant’s common stock, (ii) 924,561 shares of common stock issuable upon exercise of Series A warrants to purchase shares of the Registrant’s common stock and (iii) 500,000 shares of the Registrant’s common stock issuable upon exercise of Series B warrants to purchase shares of the Registrant’s common stock. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover an indeterminate amount and number of each identified class of the identified securities as may be issued upon conversion, exchange, exercise or settlement of any other securities that provide for such conversion, exchange, exercise or settlement.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) promulgated under the Securities Act based on the average of the high and low sales prices of the Registrant’s common stock on May 10, 2021, as reported on the Nasdaq Capital Market.

The registrant is filing a single prospectus in this registration statement pursuant to Rule 429 under the Securities Act. The prospectus is a combined prospectus relating to (a) 1,110,635 shares of common stock which includes 110,635 shares of the Registrant’s common stock previously issued upon exercise of Series A warrants to purchase shares of the Registrant’s common stock, (b) 924,561 shares of common stock underlying warrants to purchase shares of the Registrant’s common stock that are issuable pursuant to the Registrant’s Series A warrants and (b) 500,000 shares of common stock underlying warrants to purchase shares of the Registrant’s common stock that are issuable pursuant to the Registrant’s Series B warrants, resales of which are being newly registered hereunder, in each case as described in Note 1 to the fee table presented above.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated May 11, 2021

PROSPECTUS

2,535,196 Shares

Common Stock

This prospectus relates to the possible resale or other disposition, from time to time, of up to 2,535,196 shares of our common stock previously issued and issuable upon exercise of warrants to purchase shares of our common stock by the selling stockholders named in this prospectus or in supplements to this prospectus. See “Selling Stockholders.” We are registering the applicable shares of our common stock to provide the selling stockholders with freely tradable securities. The registration of the shares of our common stock covered by this prospectus does not necessarily mean that any shares of our common stock will be sold by any of the selling stockholders, and we cannot predict when or in what amounts any of the selling stockholders may sell any of our shares of common stock offered by this prospectus. The prices at which the selling stockholders may sell the shares of our common stock will be determined by prevailing market prices or at prices that may be obtained in negotiated transactions. We are filing the registration statement of which this prospectus is a part pursuant to contractual obligations that exist with the selling stockholders, as described in more detail in this prospectus under “Selling Stockholders—Private Placements and Related Transactions.”

We are not selling any shares of our common stock under this prospectus and will not receive any proceeds from any sale or disposition by the selling stockholders of the shares of our common stock covered by this prospectus. However, we will receive proceeds in connection with the applicable exercise price of the warrants to purchase shares of our common stock to the extent such warrants are exercised for cash. In addition, we have agreed to pay certain fees and expenses incident to our contractual obligations to register the shares of our common stock. The selling stockholders from time to time may offer and sell the shares of our common stock held by them directly or through one or more underwriters, broker-dealers or agents on terms to be determined at the time of sale, as described in more detail in this prospectus under “Plan of Distribution.” No shares of our common stock may be sold without delivery of this prospectus describing the method and terms of the offering of such shares.

Our common stock trades on the Nasdaq Capital Market, or Nasdaq, under the symbol “IMNM.” On May 10, 2021, the last reported sale price of our common stock on Nasdaq was $19.59 per share.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ AND CONSIDER THE RISK FACTORS DESCRIBED IN THIS PROSPECTUS AND IN THE DOCUMENTS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. SEE “RISK FACTORS” ON PAGE 4 BEFORE MAKING A DECISION TO INVEST IN OUR SECURITIES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS IS     , 2021.

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ABOUT THIS PROSPECTUS

This document is called a prospectus and is part of a registration statement that we have filed with the SEC. The selling stockholders named in this prospectus may sell up to 2,535,196 shares of our common stock previously issued and issuable upon exercise of warrants to purchase shares of our common stock from time to time.

This prospectus provides you with a general description of the securities we may offer. Each time a selling stockholder sells shares of our common stock, we or the selling stockholder will provide a prospectus and any prospectus supplement containing specific information about the terms of the applicable offering, as required by applicable law. The prospectus supplement may also add, update or change information in this prospectus or in documents incorporated by reference in this prospectus. To the extent that any statement that we or the selling stockholders make in a prospectus supplement is inconsistent with statements made in this prospectus or in documents incorporated by reference in this prospectus, the statements made or incorporated by reference in this prospectus will be deemed modified or superseded by those made in the prospectus supplement. You should carefully read both this prospectus and any applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” before buying any shares of our common stock offered in this offering.

No person has been authorized to give any information or make any representations in connection with this offering other than those contained or incorporated by reference in this prospectus in connection with the offering described in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus shall not constitute an offer to sell or a solicitation of an offer to buy offered securities in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances imply that the information contained or incorporated by reference in this prospectus is correct as of any date subsequent to the date of this prospectus or the date of the document incorporated by reference, as applicable. Our business, financial condition, results of operations and prospects may have changed since those dates.

The selling stockholders may from time to time offer and sell, transfer or otherwise dispose of any or all of the shares of our common stock covered by this prospectus directly or through one or more underwriters, broker-dealers or agents on terms to be determined at the time of sale. A prospectus supplement may describe the terms of the plan of distribution and set forth the names of any underwriters involved in the sale of our common stock. See “Plan of Distribution” for more information.

For purposes of this prospectus, references to the terms “IMNM,” “the Company,” “we,” “us” and “our” refer to Immunome, Inc., together with its subsidiaries, unless the context otherwise requires.

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the common stock offered under this prospectus. The registration statement can be read at the SEC’s website or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our preferred stock. You should read this entire prospectus carefully, including the “Risk Factors” section, as well as our historical financial statements and the notes thereto which are incorporated by reference in this prospectus.

Our Company

We are a biopharmaceutical company utilizing our proprietary human memory B cell platform to discover and develop first-in-class antibody therapeutics designed to change the way diseases are currently being treated. Our proprietary discovery engine identifies novel therapeutic antibodies and their targets by leveraging highly educated components of the immune system, memory B cells, from patients who have learned to fight off their disease. B cells are key elements in the human immune system response because they produce specific, high-affinity antibodies that bind to pathogens or cancer cells and target them for destruction by other immune effector cells. Our platform is different from those of other biotechnology companies because of our unbiased, broad, deep and efficient approach to identifying novel antibody-target pairs that may be useful in treating cancer and infectious diseases. Unlike other approaches that use deep sequencing of B cells to identify dominant clones that are common within and across patients, and which assume those clones are therapeutically relevant, we do not assume that any such genomic dominance is necessarily the hallmark of therapeutic utility.

Our primary focus areas are oncology and infectious disease. Despite many elements that distinguish oncology from infectious diseases, we believe that our platform will enable the discovery of novel antibodies in both these therapeutic areas because of our interrogation of memory B cells from patients who have learned to fight off these diseases. We anticipate screening for novel antibodies that bind viral or bacterial antigens may be simpler relative to oncology. As an example, viral diseases, such as COVID-19, involve fewer potential target antigens represented in the much smaller viral genome, compared to possible oncology targets in humans.

To date, we have processed more than 150 cancer patient memory B cell samples and have generated and screened more than 300,000 hybridomas, or stable, immortalized forms of B cell clones that produce a single antibody for extended periods of time. We have so far successfully identified approximately 1,300 individual antibodies, which we refer to as hits, that appear to bind to either a cancer cell or a tumor extract with high-affinity and specificity. Using this approach, we have identified over 50 potentially novel cancer targets. We believe that several of these antibody-target pairs could potentially form the basis of a therapeutic intervention or a diagnostic to detect such targets in a broader patient population. One of these unique targets is interleukin-38, or IL-38, a novel immune checkpoint inhibitor, which is the current focus of our lead discovery program, IMM-ONC-01, which is in preclinical stage. If our preclinical evaluation is successfully completed, we expect to file an Investigational New Drug, or IND, application with the U.S. Food & Drug Administration, or FDA, in connection with this program in the second half of 2021.

We believe that our platform is useful in uncovering new insights into cancer biology itself. In analyzing more than 50 cancer targets that we have identified to date, we observed a “functional clustering” of targets, indicating that different tumor patients appear to mount an immune response directed towards specific processes in cancer biology. We are leveraging these insights to guide the discovery of future oncology pipeline assets and to perhaps enable future strategic collaborations and additional value creation.

Our scientific founder, Scott Dessain, M.D., Ph.D., has used our platform to successfully interrogate the memory B cells of polio patients and has identified novel antibodies directed at that virus. We are building on that proof of concept to advance a potential product for another virus, SARS-CoV-2, which causes COVID-19. In collaboration with the United States Department of Defense, or DoD, we are pursuing an innovative therapeutic approach against the SARS-CoV-2 virus by seeking to identify effective anti-viral antibodies produced by the memory B cells from “super-responders.” These COVID-19 convalescent patients have cleared their infections and have high levels of circulating, high-affinity anti-viral antibodies. Our aim is to interrogate their memory B cells to identify and then reconstitute a mixture of likely four (but up to six) anti-viral antibodies as a “cocktail”, or IMM-BCP-01. The IMM-BCP-01 program was initially focused on original variants of SARS-CoV-2. However, in the interest of public health, our current efforts now also include testing of our antibodies against the emerging SARS-CoV-2 variants. We expect to progress IMM-BCP-01 to an IND filing in the later part of the second quarter or in the early part of the third quarter of 2021.

Our Lead Discovery Programs

Oncology (IMM-ONC-01)

Our lead oncology program is focused on IL-38, which we believe is a novel, tumor-derived immune checkpoint capable of promoting evasion of the immune system. Antibodies directed at IL-38 were identified in a hybridoma library generated from the memory B cells of a patient with squamous head and neck cancer. Data from cancer biopsy materials reveal that subsets of major solid tumors, including squamous cell cancers of the head and neck and of the lung, over-express IL-38. This correlates with low levels of tumor-infiltrating T cells, a hallmark of immune suppression in these patients’ tumors. Data obtained from our early preclinical testing indicate that blocking IL-38 function using an inhibitory antibody appears to restore the immune response to the tumor and to result in anti-tumor activity in select animal models. This approach may have therapeutic relevance as a single agent or as a combination with other agents. We have selected a lead anti-IL-38 antibody for development, we have initiated activities towards manufacture at scale so as to conduct IND-enabling studies, and, if successful, we plan to file an IND application for this development candidate in the second half of 2021.

SARS-CoV-2 (IMM-BCP-01)

We are actively developing an antibody cocktail product candidate by identifying a combination of effective anti-viral antibodies produced by B cells from COVID-19 “super-responders.” The immune system employs multiple viral clearance mechanisms to fight SARS-CoV-2 infections and COVID-19. Our research is focused on identifying the antibodies directed at multiple distinct viral antigens to which such antibodies can bind to most effectively, neutralize and clear the virus from circulation. If successful, we expect that our antibody cocktail product candidate could be used both as a treatment for individuals who have contracted SARS-CoV-2 and as a prophylactic to offer protection against the virus for healthy individuals who are at risk of contracting SARS-CoV-2. In accordance with our published research, unbiased interrogations of “super-responders” shows that more than half of the antibodies they make appear to be directed at SARS-CoV-2 antigens other than the spike protein. We are conducting this program in collaboration with the DoD, which has asserted that this platform may be of strategic importance, due to its potential use in the current COVID-19 pandemic as well as in future viral outbreaks. The IMM-BCP-01 program was initially focused on the original SARS-CoV-2 isolate and possible emerging variants. In the interest of public health, our current efforts now include additional testing of our antibodies against the emerging variants that are primarily being driven by mutations in the spike protein of SARS-CoV-2 virus, such as the South African variant (B.1.351) and the UK variant (B.1.1.7). We plan to identify an effective mixture of likely four (but up to six) antibodies based on preclinical testing and progress IMM-BCP-01 to an IND application in the later part of the second quarter or in the early part of the third quarter of 2021.

Recent Developments

On April 26, 2021, we issued a press release announcing antibody selection for our IMM-BCP-01 antibody cocktail, a combination of three antibodies that bind to complementary, non-overlapping regions of the SARS-CoV-2 spike protein. The press release also announced data based on preclinical testing of IMM-BCP-01, namely that it was efficacious in Syrian hamsters infected with SARS-CoV-2 (USA-WA1/2020) in both prophylactic and treatment schedules, and that it neutralized CDC-designated “Variants of Concern” in live virus testing.

Private Placements and Related Transactions

On June 2, 2020, June 10, 2020 and April 26, 2021, we entered into private placement transactions with certain selling stockholders, pursuant to which the selling stockholders acquired the common stock and shares issuable upon exercise of warrants to purchase common stock being registered hereunder. See “Private Placements and Related Transactions.”

Corporate Information

We were originally incorporated in the Commonwealth of Pennsylvania on March 2, 2006 and converted to a Delaware corporation on December 2, 2015. Our principal executive offices are located at 665 Stockton Drive, Suite 300, Exton, Pennsylvania 19341. Our telephone number is (610) 321-3700. Our website address is www.immunome.com. The information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus. We have included our web address as an inactive textual reference only. We make our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to these reports available free of charge on our website as soon as reasonably practicable after we file these reports with the Securities and Exchange Commission.

THE OFFERING

Securities to be Offered by the Selling Stockholders	Up to 2,535,196 shares of our common stock previously issued and issuable upon exercise of the warrants.
Common Stock to be Outstanding Immediately after this Offering, Assuming Cash Exercise of the Warrants	14,281,340 shares of our common stock
Use of Proceeds	All proceeds from the sale of the shares of common stock under this prospectus will be for the account of the selling stockholders. We will not receive any proceeds from the sale of our shares of common stock offered pursuant to this prospectus. However, we will receive proceeds in connection with the applicable exercise price of the warrants to purchase shares of our common stock to the extent such warrants are exercised for cash. See the section entitled “Use of Proceeds” in this prospectus.
Risk Factors	You should read the section entitled “Risk Factors” in this prospectus for a discussion of the risk factors to consider carefully before deciding to invest in shares of our common stock.
Nasdaq Capital Market Symbol	IMNM

The number of shares of our common stock shown as issued and outstanding in the table above is based on 11,746,144 shares of our common stock outstanding as of April 30, 2021 and excludes:

•	1,749,446 shares of our common stock issuable upon exercise of outstanding options, at a weighted average exercise price of $7.91 per share, of which 482,433 shares were vested as of such date;

•	1,867,887 shares of our common stock reserved for future issuance under our 2020 Equity Incentive Plan, as of April 30, 2021; and

•	231,596 shares of our common stock reserved for future issuance under our 2020 Employee Stock Purchase Plan, as of April 30, 2021.

The number of shares of our common stock shown as issued and outstanding in this prospectus have been adjusted, where applicable, to reflect the one-for-six reverse stock split of our issued and outstanding common stock, stock options, preferred stock and preferred stock warrants effective September 22, 2020.

RISK FACTORS

Before you invest in our securities, in addition to the other information, documents or reports incorporated by reference in this prospectus and any prospectus supplement or other offering materials, you should carefully consider the risk factors in the section entitled “Risk Factors” in any prospectus supplement, as well as our most recent Annual Report on Form 10-K. Each of the risks described in these sections and documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

This prospectus and the documents we incorporate by reference in this prospectus include a number of forward-looking statements that involve many risks and uncertainties. Forward-looking statements may be identified by the use of the words “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “design,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “predict,” “positioned,” “potential,” “seek,” “should,” “target,” “will,” “would” and other similar words and phrases, including the negatives of these terms, or other variations of these terms, that denote future events. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we caution you that these statements are based on a combination of facts and factors currently known by us and our expectations of the future, about which we cannot be certain.

These forward-looking statements include statements about:

•	estimates regarding future results of operations, financial position, research and development costs, capital requirements and our needs for additional financing;
•	the status, timing and results of preclinical studies and future clinical trials;
•	our ability to develop and commercialize our product candidates;
•	our ability to obtain and maintain regulatory approvals to commence clinical trials and to commercialize our product candidates;
•	if regulatory approvals are obtained, our ability to enroll participants in clinical trials and the attainment of clinical trial results that would be supportive of regulatory approvals;
•	the occurrence of adverse safety events, restrictions on use or product liability claims with respect to the impact of competing products;
•	our ability to attract appropriate collaborators and to realize the benefits from license agreements and other collaborative arrangements;
•	the full extent to which the pandemic resulting from SARS-CoV-2 (the virus that has caused the COVID-19 pandemic) (“COVID 19”) will continue to impact our business, employees, collaborators, vendors, suppliers and other third parties;
•	any future developments around COVID-19 and the uncertainty of COVID-19, including new information that may emerge, changes in the rate of COVID-19 transmission and infection, changes in the level of restrictions imposed by governmental authorities and other actions taken to contain or treat COVID-19, as well as the economic impact on regional, national and international markets;
•	our ability to compete successfully with competitors who may be farther along in their development efforts or have more resources than we do in our highly competitive industry;
•	our ability to achieve and maintain adequate levels of coverage or reimbursement for our current and any future products we may seek to commercialize;
•	our ability to develop and implement our business model and strategic plans for our products, technologies and overall business;
•	our ability to attract and retain highly qualified personnel;
•	our ability to obtain additional capital to finance our ongoing and planned operations;
•	the performance of third party collaborators and vendors under their contracts with the Company;
•	regulatory developments in the U.S. and internationally;
•	our ability to develop and maintain our corporate infrastructure, including our internal controls;

•	our ability to establish and maintain intellectual property protection for our inventions, methods and products, as well as our ability to operate our business without infringing the intellectual property rights of others; and
•	other risks and uncertainties, including those listed under the caption “Risk Factors.”

We caution you that the foregoing list may not contain all of the forward-looking statements made in this prospectus.

These forward-looking statements are subject to a number of risks, uncertainties and assumptions described under the section titled “Risk Factors” and elsewhere in this prospectus. We also operate in a very competitive and rapidly changing environment. New risks emerge from time to time and it is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in, or implied by, any forward-looking statements. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances described in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements contained in this prospectus.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance, events, circumstances or achievements reflected in the forward-looking statements will ever be achieved or occur. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

PRIVATE PLACEMENTS AND RELATED TRANSACTIONS

Pursuant to a 2020 Series A Preferred Stock Purchase Agreement, dated as of June 2, 2020 (the “2020 Stock Purchase Agreement”), we completed the sale of 1,226,925 shares of our Series A preferred stock at $9.00 per share, resulting in gross cash proceeds of $11.0 million. In addition, pursuant to the 2020 Stock Purchase Agreement, we issued Series A warrants to purchase 1,035,196 shares of our Series A preferred stock (such warrants collectively the “Series A Warrants”). No underwriters were involved in the foregoing issuances of securities. The securities described in this paragraph were issued to accredited investors in reliance upon exemptions from the registration requirements of the Securities Act provided under Regulation D promulgated under the Securities Act, or pursuant to Section 4(a)(2) under the Securities Act, relating to transactions by an issuer not involving any public offering.

Upon completion our initial public offering, the Series A Warrants became warrants to purchase shares of our common stock as a result of the conversion of all of the outstanding shares of our Series A preferred stock into shares of common stock. As of April 30, 2021, Series A Warrants to purchase 935,672 shares of our common stock remained outstanding. The Series A Warrants are exercisable at any time at an exercise price of $9.00 per share and will terminate at the earlier of (i) three years from the date of issuance, (ii) 10 days immediately following the occurrence of an Early Termination Trigger (as defined below) and (iii) upon liquidation or deemed liquidation of the Company. An “Early Termination Trigger” will occur if, for at least 10 days out of any consecutive 20-day period after the one-year anniversary of our initial public offering, the closing sales price of the common stock on the Nasdaq Capital Market is at least $27.00 per share (subject to adjustment for stock splits, recapitalizations and combinations and similar events with respect to our capital stock).

In connection with the foregoing transaction, we entered into an amended and restated investor rights agreement, dated June 2, 2020, with the investors party thereto (the “2020 Investor Rights Agreement”). Pursuant to the 2020 Investor Rights Agreement, we were contractually obligated to provide notice of the registration of common stock to the holders of all Registrable Securities (as defined in the 2020 Investor Rights Agreement) and register all of the shares of common stock issued and issuable upon exercise of the Series A Warrants requested by the applicable holders to be included in such registration.

On April 28, 2021, we issued (i) 1,000,000 shares of common stock (the “Shares”) and (ii) Series B warrants to purchase 500,000 shares of common stock (such warrants collectively the “Series B Warrants”). The Series B Warrants are exercisable at any time and have an exercise price of $45.00 per share and will terminate at the earlier of (i) three years from the date of issuance and (ii) the liquidation or deemed liquidation of the Company. Subject to certain exceptions, the Series B Warrants are callable by us if, after the effectiveness of the registration statement, (i) the closing price of our common stock for 20 out of 30 trading days (the “Measurement Period”), exceeds $55.00 (subject to adjustment) and (ii) the Series B Warrant holder is not in possession of any information that constitutes material non-public information which was provided by or on behalf of the Company, subject to the beneficial ownership limitation set forth in the Series B Warrants. The call right must be exercised within five trading days of the end of the Measurement Period, for consideration equal to $0.001 per Series B Warrant.

In connection with the foregoing issuance of Shares and Series B Warrants, we entered into a securities purchase agreement, dated April 26, 2021, with the investors party thereto (the “Securities Purchase Agreement”). Pursuant to the Securities Purchase Agreement, we are contractually obligated to file a registration statement registering the shares of our common stock issued under the Securities Purchase Agreement and issuable upon exercise of the Series B Warrants on or before June 12, 2021, and to use commercially reasonable efforts to have this registration statement declared effective within 90 days of the filing date of this registration statement.

This registration statement is being filed in satisfaction of the contractual obligations pursuant to the 2020 Investor Rights Agreement and the Securities Purchase Agreement to permit the selling stockholders to resell or otherwise dispose of the shares of our common stock previously issued and issuable upon exercise of the Series A Warrants and Series B Warrants in the manner contemplated under “Plan of Distribution.”

Our Board Directors (the “Board”) approved a one-for-six reverse stock split of our issued and outstanding common stock, stock options, preferred stock and preferred stock warrants effective as of September 22, 2020. Accordingly, all preferred shares and common stock shares, per share amounts, and additional paid-in capital amounts for all periods presented herein have been adjusted, where applicable, to reflect the reverse stock split.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of our common stock previously issued and issuable upon exercise of the warrants to purchase shares of our common stock by the selling stockholders from time to time pursuant to this prospectus. The proceeds from the offering are solely for the account of the selling stockholders. See “Selling Stockholders.”

We will, however, receive proceeds in connection with the applicable exercise price of the warrants to purchase shares of our common stock to the extent such warrants are exercised for cash. We have also agreed to bear all fees and expenses incident to our obligation to register the shares of our common stock being offered by this prospectus.

MARKET FOR COMMON STOCK AND DIVIDEND POLICY

Our common stock is traded on the Nasdaq Capital Market under the symbol “IMNM.” The last reported sale price of our common stock on May 10, 2021 on the Nasdaq Capital Market was $19.59 per share. As of April 30, 2021, there were 152 stockholders of record of our common stock.

We have never declared or paid any cash dividend on our common stock. We intend to retain any future earnings and do not expect to pay dividends in the foreseeable future.

SELLING STOCKHOLDERS

The shares of common stock being offered by the selling stockholders are those previously issued and issuable to the selling stockholders upon exercise of the Series A Warrants and Series B Warrants. For additional information regarding the issuances of those shares of common stock and warrants, see “Private Placements and Related Transactions” above. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale or other disposition from time to time. In addition to the ownership of the shares of our common stock and warrants to purchase shares of our common stock that are the subject of this prospectus, certain of the selling stockholders have had material relationships with us within the past three years as disclosed in this prospectus and described below under “Relationships with Certain Selling Stockholders.”

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling stockholders. All common stock share amounts referred to in the table below have been adjusted, where applicable, to reflect the one-for-six reverse stock split of our issued and outstanding common stock, stock options, preferred stock and preferred stock warrants effective September 22, 2020. The second column lists the number of shares of common stock beneficially owned by each selling stockholder, based on its ownership of the shares of common stock and warrants, as of May 1, 2021, assuming exercise of the warrants held by the selling stockholders on that date.

The third column lists the shares of common stock being offered by this prospectus by the selling stockholders.

In accordance with the terms of the 2020 Investor Rights Agreement and the Securities Purchase Agreement, as described above under “Private Placements and Related Transactions,” this prospectus generally covers the resale of at least the sum of (i) the number of shares of common stock issued pursuant to the Securities Purchase Agreement, (ii) the maximum number of shares of common stock issued and issuable upon exercise of Series A warrants to purchase shares of the Registrant’s common stock and (iii) the maximum number of shares of common stock issuable upon exercise of Series B warrants to purchase shares of the Registrant’s common stock,. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus, and the fifth column sets forth the applicable percentages assuming such sale.

Unless otherwise noted below, the address of each selling stockholder listed on the table is c/o Immunome, Inc., 665 Stockton Drive, Suite 300, Exton, Pennsylvania 19341.

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering	Percent of Shares of Common Stock Owned After Offering

*	Less than 1%.

Relationship with Certain Selling Stockholders

Michael Rapp

Michael Rapp, a member of our Board, is a holder of more than 5% of our capital stock and the former managing member of BCM Advisory Partners LLC (“Broadband Advisory”). In June 2020, pursuant to the 2020 Stock Purchase Agreement, to which Mr. Rapp is a signatory, Mr. Rapp purchased (i) 333,332 shares of Series A preferred stock and (ii) Series A Warrants to purchase 166,666 shares of Series A preferred stock. Upon completion our initial public offering, the Series A Warrants became warrants to purchase shares of our common stock as a result of the conversion of all of the outstanding shares of our Series A preferred stock into shares of common stock.

In November 2015, we entered into a management services agreement (the “Broadband MSA”) with Broadband Advisory and Broadband Capital Partners LLC (“Broadband Capital”), as subsequently amended and/or restated in July 2016, January 2017, June 2018, March 2020 and August 2020. Under the Broadband MSA, we engage Broadband Capital as a consultant for advice in connection with senior management matters related to our business, administration and policies in exchange for a cash fee to Broadband Capital of $20,000 per month. The Broadband MSA expires in June 2021.

Pursuant to the Broadband MSA, we issued to Broadband Advisory 827,640 shares of our common stock and have no further obligation to issue additional shares to Broadband Advisory.

Mr. Rapp was the managing member of Broadband Advisory prior to its dissolution in December 2020. In connection with the dissolution of Broadband Advisory, Mr. Rapp received a distribution of 244,312 shares of our common stock. Mr. Rapp has no ownership or control of Broadband Capital.

John LaMattina Revocable Trust

John L. LaMattina, Ph.D., a member of our Board, is a trustee of the John LaMattina Revocable Trust. In June 2020, pursuant to the 2020 Stock Purchase Agreement, to which the John LaMattina Revocable Trust is a signatory, the John LaMattina Revocable Trust purchased (i) 22,222 shares of Series A preferred stock and (ii) Series A Warrants to purchase 11,111 shares of Series A preferred stock. Upon completion our initial public offering, the Series A Warrants became warrants to purchase shares of our common stock as a result of the conversion of all of the outstanding shares of our Series A preferred stock into shares of common stock.

Michael Lefenfeld

In June 2020, pursuant to the 2020 Stock Purchase Agreement, to which Michael Lefenfeld, a member of our Board, is a signatory, Mr. Lefenfeld purchased (i) 22,222 shares of Series A preferred stock and (ii) Series A Warrants to purchase 11,111 shares of Series A preferred stock. Upon completion our initial public offering, the Series A Warrants became warrants to purchase shares of our common stock as a result of the conversion of all of the outstanding shares of our Series A preferred stock into shares of common stock.

I. Wistar Morris

I. Wistar Morris is a holder of more than 5% of our capital stock and was previously a member of our Board, having resigned from the Board in August 2020. In June 2020, pursuant to the 2020 Stock Purchase Agreement, to which Mr. Morris is a signatory, Mr. Morris purchased (i) 222,222 shares of Series A preferred stock and (ii) Series A Warrants to purchase 111,111 shares of Series A preferred stock. Upon completion our initial public offering, the Series A Warrants became warrants to purchase shares of our common stock as a result of the conversion of all of the outstanding shares of our Series A preferred stock into shares of common stock.

All common stock share amounts referred to above have been adjusted, where applicable, to reflect the one-for-six reverse stock split of our issued and outstanding common stock, stock options, preferred stock and preferred stock warrants effective September 22, 2020.

DESCRIPTION OF COMMON STOCK

The following description of our common stock, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of our common stock that the selling stockholders may offer under this prospectus. It may not contain all the information that is important to you. For the complete terms of our common stock, please refer to our amended and restated certificate of incorporation and our amended and restated bylaws, which are incorporated by reference into the registration statement which includes this prospectus. The Delaware General Corporation Law (the “DGCL”) may also affect the terms of our common stock. While the terms we have summarized below will apply generally to any future common stock that the selling stockholders may offer, we will describe the particular terms of the offering in more detail in the applicable prospectus supplement. If we so indicate in a prospectus supplement, the terms of any security offered under that prospectus supplement may differ from the terms we describe below.

Our amended and restated certificate of incorporation provides for one class of common stock. In addition, our amended and restated certificate of incorporation authorizes shares of undesignated preferred stock, the rights, preferences and privileges of which may be designated from time to time by our board of directors.

Our authorized capital stock consists of 210,000,000 shares, all with a par value of $0.0001 per share, of which:

•	200,000,000 shares are designated as common stock; and
•	10,000,000 shares are designated as preferred stock.

As of April 30, 2021, we had outstanding 11,746,144 shares of common stock, held by 152 stockholders of record. In addition, as of April 30, 2021, there were warrants outstanding for the purchase of an aggregate of 1,435,672 shares of common stock with a weighted average exercise price of $21.54 per share. Further, as of April 30, 2021, 1,749,446 shares of our common stock were issuable upon exercise of outstanding options, at a weighted average exercise price of $7.91 per share, of which 482,433 shares were vested as of such date; 1,867,887 shares of our common stock were reserved for future issuance under our 2020 Equity Incentive Plan; and 231,596 shares of our common stock were reserved for future issuance under our 2020 Employee Stock Purchase Plan.

Voting Rights

Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Under our certificate of incorporation and bylaws, our stockholders will not have cumulative voting rights. Because of this, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose.

Dividends

Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the board of directors out of legally available funds.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.

Rights and Preferences

Holders of common stock have no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

Listing

Our common stock is listed on the Nasdaq Capital Market under the symbol “IMNM.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock will be American Stock Transfer & Trust Company, LLC. The transfer agent’s address is 6201 15th Avenue, Brooklyn, New York 11219.

Certain Effects of Authorized but Unissued Stock

We have shares of common stock and preferred stock available for future issuance without stockholder approval. We may issue these additional shares for a variety of corporate purposes, including future public or private offerings to raise additional capital or to facilitate corporate acquisitions or for payment as a dividend on our capital stock. The existence of unissued and unreserved preferred stock may enable our board of directors to issue shares of preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management. In addition, if we issue preferred stock, the issuance could adversely affect the voting power of holders of common stock and the likelihood that holders of our common stock will receive dividend payments or payments upon liquidation.

Anti-Takeover Effects of Provisions of Our Charter Documents

Our certificate of incorporation provides for our board of directors to be divided into three classes with staggered three-year terms. Only one class of directors is elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the voting power of our shares of common stock outstanding will be able to elect all of our directors. The directors may be removed by the stockholders only for cause upon the vote of holders of 66 2/3% of the shares then entitled to vote at an election of directors. Furthermore, the authorized number of directors may be changed only by resolution of our board of directors, and vacancies and newly created directorships on our board of directors may, except as otherwise required by law or determined by our board, only be filled by a majority vote of the directors then serving on the board, even though less than a quorum. Our certificate of incorporation and bylaws provide that all stockholder actions must be effected at a duly called meeting of stockholders and not by a consent in writing. A special meeting of stockholders may be called only by a majority of our whole board of directors, the chair of our board of directors or our chief executive officer. Our bylaws also provide that stockholders seeking to present proposals before a meeting of stockholders to nominate candidates for election as directors at a meeting of stockholders must provide timely advance notice in writing, and requirements as to the form and content of a stockholder’s notice.

Our certificate of incorporation further provide that the affirmative vote of holders of at least 66 2/3% of the voting power of all of the then outstanding shares of voting stock, voting as a single class, is required to amend certain provisions of our certificate of incorporation, including provisions relating to the structure of our board of directors, the size of the board, removal of directors, special meetings of stockholders, actions by written consent and cumulative voting. The affirmative vote of holders of at least 66 2/3% of the voting power of all of the then outstanding shares of voting stock, voting as a single class, is required to amend or repeal our bylaws, although our bylaws may be amended by a simple majority vote of our whole board of directors.

The foregoing provisions make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of our company by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change the control of our company.

These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of our company. These provisions are also designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy rights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of deterring hostile takeovers or delaying changes in control of our company or our management. As a consequence, these provisions also may inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts.

Anti-Takeover Effects of Provisions of Delaware Law

We are subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, those shares owned (1) by persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;
•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or
•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Limitation of Liability and Indemnification

We have adopted provisions in our certificate of incorporation that limit the liability of our current and former directors for monetary damages to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders;
•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or
•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not apply to liabilities arising under federal securities laws and do not affect the availability of equitable remedies, such as injunctive relief or rescission.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at the corporation’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of expenses, including attorneys’ fees but excluding judgments, fines and amounts paid in settlement, actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that a court of competent jurisdiction shall determine that such indemnity is proper

Section 145(g) of the Delaware General Corporation Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of its officers, directors, employees and agents, against any liability asserted against and incurred by such persons in any such capacity.

Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

In addition, we have entered and intend to continue to enter into separate indemnification agreements with our directors and officers in connection with this offering and in addition to the indemnification provided for in our bylaws. These indemnification agreements provide, among other things, that we will indemnify our directors and officers for certain expenses, including damages, judgments, fines, penalties, settlements and costs and attorneys’ fees and disbursements, incurred by a director or officer in any claim, action or proceeding arising in his or her capacity as a director or officer of our company or in connection with service at our request for another corporation or entity. The indemnification agreements also provide for procedures that will apply in the event that a director or officer makes a claim for indemnification.

In addition, we maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and officers.

The limitation of liability and indemnification provisions that are contained in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

PLAN OF DISTRIBUTION

We are registering the shares of common stock previously issued and issuable upon exercise of the warrants to purchase shares of our common stock to permit the resale of these shares of common stock by the holders thereof and holders of the shares of common stock and warrants from time to time after the date of this prospectus. We will receive proceeds in connection with the applicable exercise price of the warrants to purchase shares of our common stock. Other than such exercise price, we will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
•	in the over-the-counter market;
•	in transactions otherwise than on these exchanges or systems or in the over the counter market;
•	through the writing of options, whether such options are listed on an options exchange or otherwise;
•	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;
•	block trades in which the broker dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker dealer as principal and resale by the broker dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales;
•	sales pursuant to Rule 144;
•	broker dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be approximately $50,000 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the 2020 Investor Rights Agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the securities being offered by this prospectus will be passed upon by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. of New York, New York. Certain members of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. own less than 1% of the outstanding shares of our common stock. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in an applicable prospectus supplement.

EXPERTS

The financial statements incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2020 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s public reference rooms at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. The SEC also maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is www.sec.gov.

We maintain a website at www.immunome.com. Webcasts of presentations we make at certain conferences may also be available on our website from time to time. The information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus. We have included our web address as an inactive textual reference only.

This prospectus is only part of a registration statement on Form S-1 that we have filed with the SEC under the Securities Act, and therefore omits certain information contained in the registration statement. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may obtain a copy from the SEC’s web site or our web site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus and any accompanying prospectus supplement.

We incorporate by reference the documents listed below that we have previously filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended December 31, 2020, filed on March 25, 2021;
•	Our Definitive Proxy Statement on Schedule 14A (to the extent incorporated by reference into our Annual Report on Form 10-K), filed with the SEC on April 16, 2021;
•	Our Current Reports on Form 8-K filed on April 20, 2021 and April 26, 2021 (regarding the private placement); and
•	The description of our common stock contained in our registration statement on Form 8-A, filed on September 30, 2020, including any further amendments thereto or reports filed for the purposes of updating such description.

In addition, all documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering, shall be deemed to be incorporated by reference into this prospectus; provided, however, that all reports, exhibits and other information that we “furnish” to the SEC will not be considered incorporated by reference into this prospectus. Any statement contained in a document incorporated by reference in this prospectus or any prospectus supplement shall be deemed to be modified or superseded to the extent that a statement contained herein, therein or in any other subsequently filed document that also is incorporated by reference herein or therein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any prospectus supplement.

We will provide to you at no cost a copy of any and all of the information incorporated by reference into the registration statement of which this prospectus is a part. You may make a request for copies of this information in writing or by telephone. Requests should be directed to:

Immunome, Inc.
665 Stockton Drive, Suite 300
Exton, PA 19341

Attn: Corleen M. Roche, Chief Financial Officer
(610) 321-3700

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus.

2,535,196 Shares

PROSPECTUS

, 2021

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses in connection with the sale and distribution of the securities registered under the registration statement. All of the amounts shown are estimates except the SEC registration fee and the FINRA fee.

Registration Fee Under the Securities Act of 1933	$5,719.88
Accounting Fees and Expenses (1)	$25,000
Legal Fees and Expenses (1)	$25,000
Total	$55,719.88

(1) Estimated.

Item 14.	Indemnification of Directors and Officers

Section 102(b)(7) of the Delaware General Corporation Law, or DGCL, provides that a corporation may, in its original certificate of incorporation or an amendment thereto, eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends or unlawful stock purchases or redemptions or (4) for any transaction from which a director derived an improper personal benefit.

Section 145 of the DGCL provides that a corporation may indemnify any person, including an officer or director, who is, or is threatened to be made, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of such corporation, by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the corporation’s best interest and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any officer or director in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

Our certificate of incorporation as currently in effect provides for the indemnification of directors to the fullest extent permissible under Delaware law.

Our bylaws as currently in effect provide for the indemnification of officers and directors acting on our behalf if this person acted in good faith and in a manner reasonably believed to be in and not opposed to our best interest, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

In addition, we have entered into separate indemnification agreements with certain of our executive officers and directors. Such agreements may require us, among other things, to advance expenses and otherwise indemnify our executive officers and directors against certain liabilities that may arise by reason of their status or service as executive officers or directors, to the fullest extent permitted by law. We intend to enter into indemnification agreements with any new directors and executive officers in the future.

We have purchased and intend to maintain insurance on behalf of us and any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in that capacity, subject to certain exclusions and limits of the amount of coverage.

Item 15.	Recent Sales of Unregistered Securities

(i)	In November 2019, January 2020 and June 2020, we issued and sold an aggregate of 15,368,667 shares of our Series A convertible preferred stock to 66 investors for aggregate consideration of $23.1 million.

(ii)	Between December 2018 and March 2019, we issued $6.8 million aggregate principal amount of convertible promissory notes to 26 purchasers.

(iii)	During the three year period preceding the date of this registration statement, we issued an aggregate of 162,345 shares of common stock upon the exercise of options for aggregate consideration of $36,361.

(iv)	During the three year period preceding the date of this registration statement, we have granted options to purchase an aggregate of 1,526,607 shares of common stock, with exercise prices ranging from $0.36 to $31.83 per share, to employees, directors and consultants pursuant to our 2008 Stock Incentive Plan, as amended, our 2018 Stock Incentive Plan, as amended, and our 2020 Equity Incentive Plan.

(v)	In June 2020, we issued 1,035,196 warrants to purchase shares of our Series A preferred stock, with a per-share exercise price of $9.00 per share, to 49 investors.

(vi)	In April 2021, we issued (i) 1,000,000 shares of common stock, and (ii) Series B warrants to purchase 500,000 shares of our common stock, with a per-share exercise price of $45.00 per share, to 47 investors.

No underwriters were involved in the foregoing issuances of securities. The issuance of the warrants and shares described in this paragraphs (i) and (ii) of Item 15 were issued to investors in reliance upon the exemption from the registration requirements of the Securities Act, as set forth in Section 4(a)(2) under the Securities Act, relating to transactions by an issuer not involving any public offering. Each recipient of securities in the transaction described above represented that such recipient was an accredited investor and was acquiring the securities for its own account for investment purposes only and not with a view to the public resale or distribution thereof and that it could bear the risks of the investment and could hold the securities for an indefinite period of time, and appropriate legends were affixed to the instrument representing such securities issued in such transaction.

Item 16.	Exhibits and Financial Statement Schedules

(a)	Exhibits.

Exhibit Number	Description
3.1	Amended and Restated Certificate of Incorporation of Immunome, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K, as filed with the SEC on March 25, 2020)

3.2	Amended and Restated Bylaws of Immunome, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K, as filed with the SEC on March 25, 2020)

4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Annual Report on Form 10-K, as filed with the SEC on March 25, 2020)

4.2	Amended and Restated Investors’ Rights Agreement by and among the registrant and certain of its stockholders, dated as of June 2, 2020 (incorporated by reference to Exhibit 4.2 to the Company’s Annual Report on Form 10-K, as filed with the SEC on March 25, 2020)

4.3	Form of 2020 Series A Preferred Stock Warrant (incorporated by reference to Exhibit 4.3 to the Company’s Annual Report on Form 10-K, as filed with the SEC on March 25, 2020)

4.4	Form of Amendment to 2020 Series A Preferred Stock Warrants (incorporated by reference to Exhibit 4.4 to the Company’s Annual Report on Form 10-K, as filed with the SEC on March 25, 2020)

4.5	Form of Series B Warrant (incorporated by reference to Exhibit 4.1 to the company’s Current Report on Form 8-K, as filed with the SEC on April 26, 2020)

5.1*	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

10.1	Securities Purchase Agreement by and among the registrant and certain of its stockholders, dated as of April 26, 2021 (incorporated by reference to Exhibit 10.1 to the company’s Current Report on Form 8-K, as filed with the SEC on April 26, 2020)

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

23.2*	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

*	To be filed by amendment

Item 17.	Undertakings

We hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (l)(ii) and (l)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser,

(i)            Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)           Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, we certify that we have reasonable grounds to believe that we meet all of the requirements for filing on Form S-1 and have duly caused this Form S-1 to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Exton, State of Pennsylvania on the 11th day of May, 2021.

Immunome, Inc.

By:	/s/ Purnanand D. Sarma, Ph.D.
Purnanand D. Sarma, Ph.D.
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Purnanand D. Sarma, Ph.D. and Corleen M. Roche, and each of them, his true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (1) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (2) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (3) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (4) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

NAME	POSITION	DATE

/s/ Purnanand D. Sarma, Ph.D.	President, Chief Executive Officer and Director	May 11, 2021
Purnanand D. Sarma, Ph.D.	(Principal Executive Officer)

/s/ Corleen M. Roche	Chief Financial Officer (Principal Financial Officer and	May 11, 2021
Corleen M. Roche	Principal Accounting Officer)

/s/ Michael Rapp	Director	May 11, 2021
Michael Rapp

/s/ Richard Baron	Director	May 11, 2021
Richard Baron

/s/ John LaMattina, Ph.D.	Director	May 11, 2021
John LaMattina, Ph.D.

/s/ Michael Lefenfeld	Director	May 11, 2021
Michael Lefenfeld

/s/ Philip Wagenheim	Director	May 11, 2021
Philip Wagenheim

/s/ Michael Widlitz, M.D.	Director	May 11, 2021
Michael Widlitz, M.D.